Filed Pursuant to Rule 433
                                                         File No.: 333-129159-31

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

                        THE SERIES 2006-AR18 CERTIFICATES

                    Initial       Pass-
                   Principal     Through
     Class         Balance(1)      Rate                  Principal Types                  Interest Types            CUSIP
---------------   ------------   --------       ----------------------------------   -------------------------   -----------
      Offered Certificates
Class I-A-1       $747,863,000     (2)          Super Senior, Pass-Through           Variable Rate               94984S AA 9
Class I-A-2        $25,922,000     (2)          Super Senior Support, Pass-Through   Variable Rate               94984S AB 7
Class I-A-IO          (3)        0.223799%(4)   Senior, Notional Amount              Fixed Rate, Interest Only   94984S AC 5
Class I-A-R               $100     (5)          Senior, Sequential Pay               Variable Rate               94984S AD 3
Class II-A-1      $371,061,000     (6)          Super Senior, Pass-Through           Variable Rate               94984S AE 1
Class II-A-2       $14,657,000     (6)          Super Senior Support, Pass-Through   Variable Rate               94984S AF 8
Class II-A-IO         (7)        0.498602%(8)   Senior, Notional Amount              Fixed Rate, Interest Only   94984S AG 6
Class I-B-1        $15,212,000     (9)          Subordinated                         Variable Rate               94984S AH 4
Class I-B-2         $4,803,000     (9)          Subordinated                         Variable Rate               94984S AJ 0
Class I-B-3         $2,802,000     (5)          Subordinated                         Variable Rate               94984S AK 7
Class I-B-1-IO        (10)       0.223799%      Subordinated, Notional Amount        Fixed Rate, Interest Only   94984S AL 5
Class I-B-2-IO        (10)       0.223799%      Subordinated, Notional Amount        Fixed Rate, Interest Only   94984S AM 3
Class II-B-1        $8,821,000     (11)         Subordinated                         Variable Rate               94984S AN 1
Class II-B-2        $2,406,000     (11)         Subordinated                         Variable Rate               94984S AP 6
Class II-B-3        $1,603,000     (12)         Subordinated                         Variable Rate               94984S AQ 4
Class II-B-1-IO       (13)       0.248602%      Subordinated, Notional Amount        Fixed Rate, Interest Only   94984S AR 2
Class II-B-2-IO       (13)       0.248602%      Subordinated, Notional Amount        Fixed Rate, Interest Only   94984S AS 0

      Non-Offered Certificates
Class I-B-4         $1,602,000     (5)          Subordinated                         Variable Rate               94984S AT 8
Class I-B-5           $800,000     (5)          Subordinated                         Variable Rate               94984S AU 5
Class I-B-6         $1,601,949     (5)          Subordinated                         Variable Rate               94984S AV 3
Class II-B-4          $802,000     (12)         Subordinated                         Variable Rate               94984S AW 1
Class II-B-5          $802,000     (12)         Subordinated                         Variable Rate               94984S AX 9
Class II-B-6          $802,631     (12)         Subordinated                         Variable Rate               94984S AY 7

----------

(1)   Approximate. The initial principal balances are subject to adjustment.

(2) The pass-through rate with respect to each distribution date prior to the distribution date in October 2016 will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group minus 0.223799%. On and after the distribution date in October 2016, the pass-through rate will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group. For the initial distribution date in November 2006, this rate is expected to be approximately 6.000000% per annum.

(3) The Class I-A-IO Certificates are interest only certificates, have no principal balance and will bear interest on their notional amount, initially approximately $773,785,000. On and after the distribution date in October 2016, the notional amount of the Class I-A-IO Certificates will be zero.

(4) The pass-through rate with respect to each distribution date prior to the distribution date in October 2016 will be the per annum rate set forth in the table above. On and after the distribution date in October 2016, the pass-through rate will be zero and the Class I-A-IO Certificates will be entitled to no further distributions of interest.

(5) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group. For the initial distribution date in November 2006, this rate is expected to be approximately 6.223799% per annum.

(6) The pass-through rate with respect to each distribution date prior to the distribution date in October 2013 will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group minus 0.498602%. On and after the distribution date in October 2013, the pass-through rate will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group. For the initial distribution date in November 2006, this rate is expected to be approximately 5.750000% per annum.

(7) The Class II-A-IO Certificates are interest only certificates, have no principal balance and will bear interest on their notional amount, initially approximately $385,718,000. On and after the distribution date in October 2013, the notional amount of the Class II-A-IO Certificates will be zero.

(8) The pass-through rate with respect to each distribution date prior to the distribution date in October 2013 will be the per annum rate set forth in the table above. On and after the distribution date in October 2013, the pass-through rate will be zero and the Class II-A-IO Certificates will be entitled to no further distributions of interest.

(9) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group minus 0.223799%. For the initial distribution date in November 2006, this rate is expected to be approximately 6.000000% per annum.

(10) The Class I-B-1-IO and Class I-B-2-IO Certificates are interest only certificates, have no principal balance and will bear interest on their notional amounts, initially approximately $15,212,000 and $4,803,000, respectively.

(11) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group minus 0.248602%. For the initial distribution date in November 2006, this rate is expected to be approximately 6.000000% per annum.

(12) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group. For the initial distribution date in November 2006, this rate is expected to be approximately 6.248602% per annum.

(13) The Class II-B-1-IO and Class II-B-2-IO Certificates are interest only certificates, have no principal balance and will bear interest on their notional amounts, initially approximately $8,821,000 and $2,406,000, respectively.

      Allocation of Amount to be Distributed on the Class A Certificates

      Group I-A Certificates

      On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, as follows:

      first, to the Class I-A-R Certificates; and

      second, concurrently, to the Class I-A-1 and Class I-A-2 Certificates, pro rata.

      Group II-A Certificates

      On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, concurrently, to the Class II-A-1 and Class II-A-2 Certificates, pro rata.